EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES FEBRUARY CASH DISTRIBUTION

    Dallas, Texas, February 17, 2009 - U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.056158 per unit, payable on March 13, 2009, to unitholders of record on February 27, 2009.  The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in December.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,284,000	74,000	$ 4.11

Prior Month Distribution	2,629,000	88,000	$ 3.41

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    XTO Energy has advised the trustee that a payment for October 2008 production by a purchaser for approximately 268,000 Mcf was not received until December 2008.  The related cash receipt was included in the calculation of the January 2009 distribution.

    XTO Energy has advised the trustee that four wells are currently being drilled on the underlying properties and that it has deducted budgeted development costs of $4,000,000, production expense of $1,763,000 and overhead of $857,000 in determining the royalty payment to the Trust for the current month.

  For more information on the Trust, please visit our web site at www.hugotontrust.com.

* * *

Contacts:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy Inc. 817/870-2800